UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2005

GlycoGenesys, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On September 30, 2005 GlycoGenesys, Inc. (the “Company”) entered into Amendment No. 4 (the “Amendment”) to the License Agreement dated January 26, 2001 (the “Agreement”) with Wayne State University and the Barbara Ann Karmanos Cancer Institute. The following description of the Amendment is a summary of the material terms of the Amendment and does not purport to be complete.

The Amendment modified the Agreement to provide the Company with the right to extend the date by which FDA or equivalent agency approval is required for the sale of a Licensed Product (as defined in the Agreement) at the Company’s option for one or two years. The Company must receive FDA or equivalent agency approval by January 1, 2008 unless it exercises the option to extend. The Company must exercise such right to extend for one or two years beyond January 1, 2008 by December 31, 2007. If the Company exercises such option, it will pay Wayne State University and the Barbara Ann Karmanos Cancer Institute an amount within 30 days following FDA approval for a Licensed Product (the “FDA Approval Date”) an amount equal to the number of months from the date such option is exercised to the FDA Approval Date times $10,000.

The Company negotiated the Amendment as part of its plans to form a strategic funding agreement in the future either through a partnership with another pharmaceutical or biotech company, or a relationship with fundamental, long-term investors. As opposed to an outright extension now, the option structure provides the Company the flexibility if an extension is needed without additional payments if an extension is not needed.

The Agreement relates to United States patents No. 5,895,784 entitled "Method for Treatment of Cancer by Oral Administration of Modified Pectin" and No. 5,834,442 entitled "Method for Inhibiting Cancer Metastasis by Oral Administration of Soluble Modified Citrus Pectin," together with all related U.S. or foreign patents issuing from such patents.

A copy of the Amendment is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Amendment No. 4 dated September 30, 2005 to the License Agreement dated January 26, 2001 between GlycoGenesys, Inc., Wayne State University and the Barbara Ann Karmanos Cancer Institute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2005	By:	/s/ Bradley J Carver________
Bradley J Carver
President and Chief Executive Officer